                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY

                           CASTLE DENTAL CENTERS, INC.

                 PREFERRED STOCK AND SUBORDINATED NOTE PURCHASE
                                    AGREEMENT

                                   Dated as of
                                  May 15, 2003

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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS...........................................................................................  1

         1.1      Definitions; Interpretation...................................................................  1

ARTICLE II ISSUANCE AND SALE OF PREFERRED STOCK AND NOTES.......................................................  8

         2.1      Initial Closing...............................................................................  8
         2.2      Subsequent Closing............................................................................  9

ARTICLE III CLOSING; SUBSEQUENT CLOSING......................................................................... 10

         3.1      Closing....................................................................................... 10
         3.2      Subsequent Closing............................................................................ 10
         3.3      Payment for and Delivery of Series B Shares and Notes at Closing.............................. 10
         3.4      Payment for and Delivery of Series B Shares and Notes at Subsequent Closing................... 11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................ 11

         4.1      Existence; Qualification; Subsidiaries........................................................ 11
         4.2      Authorization, Noncontravention and Enforceability; Issuance of Shares........................ 11
         4.3      Capitalization................................................................................ 12
         4.4      Private Sale; Voting Agreements............................................................... 12
         4.5      SEC Reports; Financial Statements............................................................. 13
         4.6      Absence of Certain Changes.................................................................... 13
         4.7      Litigation.................................................................................... 14
         4.8      Licenses, Compliance with Law, Other Agreements, Etc.......................................... 14
         4.9      Third-Party Approvals......................................................................... 14
         4.10     Disclosure.................................................................................... 15
         4.11     Tangible Assets............................................................................... 15
         4.12     Inventory; Accounts Receivable................................................................ 15
         4.13     Owned Real Property........................................................................... 15
         4.14     Real Property Leases.......................................................................... 16
         4.15     Contracts and Commitments..................................................................... 16
         4.16     Intellectual Property......................................................................... 18
         4.17     Employees..................................................................................... 19
         4.18     ERISA; Employee Benefits...................................................................... 19
         4.19     Environment, Health and Safety................................................................ 20
         4.20     Transactions With Affiliates.................................................................. 20
         4.21     Taxes......................................................................................... 20
         4.22     Investment Company............................................................................ 21
         4.23     Certain Fees.................................................................................. 21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS...................................................... 21

         5.1      Authorization and Enforceability.............................................................. 21
         5.2      Government Approvals.......................................................................... 21
         5.3      Investment Intent of Such Purchaser........................................................... 21
         5.4      Status of Securities.......................................................................... 21
         5.5      Sophistication and Financial Condition of Such Purchaser...................................... 21
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                                      -i-

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
         5.6      Stockholders Agreement........................................................................ 22

ARTICLE VI CONDITIONS PRECEDENT................................................................................. 22

         6.1      Conditions to Obligations of the Purchasers at Closing........................................ 22
         6.2      Conditions to Obligations of the Company at Closing........................................... 24
         6.3      Conditions to Obligations of Sentinel and the Additional Purchasers at Subsequent Closing..... 24
         6.4      Conditions to Obligations of the Company at Subsequent Closing................................ 25

ARTICLE VII COVENANTS........................................................................................... 26

         7.1      Required Actions.............................................................................. 26
         7.2      Use of Proceeds............................................................................... 27
         7.3      Information Rights............................................................................ 27
         7.4      Access Rights................................................................................. 28
         7.5      Certain Actions............................................................................... 29

ARTICLE VIII SURVIVAL........................................................................................... 29

         8.1      Survival...................................................................................... 29

ARTICLE IX INDEMNIFICATION...................................................................................... 29

         9.1      Indemnification............................................................................... 29

ARTICLE X GENERAL PROVISIONS.................................................................................... 30

         10.1     Public Announcements.......................................................................... 30
         10.2     Successors and Assigns........................................................................ 31
         10.3     Entire Agreement.............................................................................. 31
         10.4     Notices....................................................................................... 31
         10.5     Closing Fee; Fees and Expenses................................................................ 33
         10.6     Amendment and Waiver.......................................................................... 33
         10.7     Counterparts.................................................................................. 34
         10.8     Headings...................................................................................... 34
         10.9     Specific Performance.......................................................................... 34
         10.10    Remedies Cumulative........................................................................... 34
         10.11    GOVERNING LAW................................................................................. 34
         10.12    Waiver of Jury Trial.......................................................................... 34
         10.13    No Third Party Beneficiaries.................................................................. 34
         10.14    Severability.................................................................................. 34
         10.15    Time of the Essence; Computation of Time...................................................... 34

                                      -ii-

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Schedule 4.1          Qualifications, Subsidiaries
Schedule 4.2          Noncontravention
Schedule 4.3          Capitalization
Schedule 4.4          Voting Agreements
Schedule 4.5          SEC Reports
Schedule 4.6          Absence of Certain Changes
Schedule 4.7          Litigation
Schedule 4.9          Third-Party Approvals
Schedule 4.11         Tangible Assets
Schedule 4.13         Owned Real Property
Schedule 4.14         Real Property Leases
Schedule 4.15         Contracts
Schedule 4.16         Intellectual Property
Schedule 4.17         Director and Employee Loans
Schedule 4.21         Taxes
Schedule 4.23         Certain Fees

Exhibit A             Form of Subordinated Promissory Note
Exhibit B             Certificate of Designations
Exhibit C             Certificate of Incorporation and Bylaws
Exhibit D             Amended Series A-1 and A-2 Preferred Stock Terms

            PREFERRED STOCK AND SUBORDINATED NOTE PURCHASE AGREEMENT

                THIS PREFERRED STOCK AND SUBORDINATED NOTE PURCHASE AGREEMENT (this "Agreement") is dated as of May 15, 2003 between Castle Dental Centers, Inc., a Delaware corporation (the "Company"), Sentinel Capital Partners II, L.P., a Delaware limited partnership ("Sentinel"), General Electric Capital Corporation, a Delaware corporation ("GE"), Midwest Mezzanine Fund II, L.P., a Delaware limited partnership ("Midwest"), Thomas Fitzpatrick ("Fitzpatrick"), John M. Slack ("Slack"), and James M. Usdan, an individual ("Usdan" and, together with Slack, Fitzpatrick, Midwest, GE, Sentinel and the Additional Purchasers, if any, the "Purchasers").

                Sentinel, Fitzpatrick, Slack and Usdan desire to purchase from the Company, and the Company desires to sell and issue to Sentinel, Fitzpatrick, Slack and Usdan, 60,000 shares in the aggregate of the Company's Series B Convertible Preferred Stock, par value $.000001 per share (the "Series B Preferred Stock"), and $7,000,000 in aggregate principal amount of Subordinated Promissory Notes, in the form of Exhibit A hereto (the "Notes"); provided that it is contemplated that certain other Persons will become party to this Agreement after the date hereof and purchase a portion of such Series B Preferred Stock and Notes described above.

                GE desires to purchase from the Company, and the Company desires to sell and issue to GE, 5,644 shares of Series B Preferred Stock.

                Midwest desires to purchase from the Company, and the Company desires to sell and issue to Midwest, 5,644 shares of Series B Preferred Stock.

                In addition to his purchase described above, Usdan desires to purchase from the Company, and the Company desires to sell and issue to Usdan, 7,902 shares of Series B Preferred Stock.

                In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        1.1     DEFINITIONS; INTERPRETATION.

                (a) For purposes of this Agreement, the following terms have the indicated meanings:

                "Additional Purchasers" has the meaning set forth in Section 2.2 hereof.

                "Affiliate" of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

                "Agreement" has the meaning set forth in the preamble hereof.

                "Authorized Share Amendment" has the meaning set forth in
Section 4.9 hereof.

                "Audit Date" means December 31, 2002.

                "Board of Directors" means the board of directors of the Company.

                "Business Day" means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                "Certificate" means the Certificate of Designations of the Company attached hereto as Exhibit B, containing the terms of the Series B Preferred Stock.

                "Closing" has the meaning set forth in Section 3.1 hereof.

                "Closing Date" has the meaning set forth in Section 3.1 hereof.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Common Stock" means the Company's common stock, par value $.000001 per share, and any securities into which such Common Stock is hereafter converted or exchanged.

                "Company" has the meaning set forth in the preamble hereof.

                "Company Intellectual Property" has the meaning set forth in
Section 4.16(c)(i) hereof.

                "Conversion Shares" means shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock.

                "Credit Agreement" means the Credit Agreement, dated as of the date hereof, by and among the Company, as borrower, and the lenders party thereto, as lenders as amended, restated, renewed, extended, restructured, supplemented, or modified from time to time.

                "Creditors Rights Laws" has the meaning set forth in Section 4.2(a) hereof.

                "Current Balance Sheet" has the meaning set forth in Section 4.6(b) hereof.

                "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

                "Financial Statements" has the meaning set forth in Section 4.5(b) hereof.

                "Fitzpatrick" has the meaning set forth in the preamble hereof.

                "Fitzpatrick B Purchase Price" has the meaning set forth in
Section 2.1(b) hereof.

                "Fitzpatrick B Shares" has the meaning set forth in Section 2.1(b) hereof.

                "Fitzpatrick Note" has the meaning set forth in Section 2.1(b) hereof.

                "Fitzpatrick Purchase Price" has the meaning set forth in
Section 2.1(b) hereof.

                "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

                "Governmental Agency" means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body.

                "GE" has the meaning set forth in the preamble hereof.

                "GE B Shares" has the meaning set forth in Section 2.1(c) hereof.

                "GE Notes" has the meaning set forth in Section 2.1(c) hereof.

                "GE Warrants" has the meaning set forth in Section 2.1(c) hereof.

                "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (including margin debt), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person,
(ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (xi) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of the Borrower or any Subsidiary where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP, (xii) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take-or-pay obligations) or similar obligations; and (xiii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such term is defined under ERISA. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                "Indemnified Liabilities" has the meaning set forth in Section 9.1(a) hereof.

                "Indemnitees" has the meaning set forth in Section 9.1(a) hereof.

                "Information Statement" means an information statement containing the information required by Rule 14c-1 describing the Authorized Share Amendment and the Series A Amendment and

Rule 14f-1 describing the change in a majority of directors of the Company as contemplated hereby, filed with the SEC and mailed to the stockholders of the Company in accordance with the Exchange Act.

                "Intellectual Property" means all patents, patent applications and inventions; all trademarks, service marks, trade dress, trade names and corporate names and all goodwill associated therewith; all registered copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, know-how, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and all other intellectual property rights; and all copies and tangible embodiments of the foregoing.

                "knowledge" or "know" when used with respect to the Company means the actual knowledge of the Company's executive officers after reasonable investigation.

                "Leased Property" has the meaning set forth in Section 4.14 hereof.

                "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

                "Management Agreement" means the Sentinel Management Agreement dated as of the date hereof by and among the Company and Sentinel.

                "Material Adverse Effect" means, with respect to the Company, any occurrence, event, or effect that either individually or in the aggregate with all other such changes or effects is, or could reasonably be expected to be (whether or not such change, event or effect has, at the time in question, manifested itself in the Company's historical financial statements), materially adverse to the business, operations, results of operations, properties, condition, financial or otherwise, assets or liabilities of the Company and its Subsidiaries taken as a whole on a consolidated basis.

                "Material Contracts" has the meaning set forth in Section 4.15(b) hereof.

                "Midwest" has the meaning set forth in the preamble hereof.

                "Midwest B Shares" has the meaning set forth in Section 2.1(d) hereof.

                "Midwest Notes" has the meaning set forth in Section 2.1(d) hereof.

                "Midwest Warrants" has the meaning set forth in Section 2.1(d) hereof.

                "Notes" has the meaning set forth in the recitals hereof.

                "Ordinary Course of Business" means the ordinary course of business consistent with past practice (including with respect to quantity, quality and frequency).

                "Owned Property" has the meaning set forth in Section 4.13 hereof.

                "Permitted Affiliate Transaction" means any contract, agreement, arrangement or transaction entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business with any Affiliate of any such Person as part of an employment relationship or pursuant to the Stock Option Plan.

                "Permitted Liens" means:

                (1) Liens existing on the Closing Date and securing indebtedness of the Company and its Subsidiaries to the extent such indebtedness is disclosed on the Audit Date or incurred since such date in the Ordinary Course of Business, including Liens securing the indebtedness of the Company and its Subsidiaries under the Credit Agreement, the guarantees thereof and any hedging agreements entered into between the Company and any Person;

                (2) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

                (3) statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the Ordinary Course of Business; provided, that (A) the underlying obligations are not overdue for a period of more than 60 days, or (B) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

                (4) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

                (5) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or minor imperfections of title which, in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company and any of its Subsidiaries taken as a whole;

                (6) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default (as defined in the Credit Agreement as in effect on the date hereof) under the Credit Agreement with respect thereto;

                (7) pledges or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

                (8) Liens securing indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition (as defined in the Credit Agreement as in effect on the date hereof); provided, that such Liens were in existence prior to the date of such Acquisition, were not incurred in anticipation thereof, and do not extend to any other assets;

                (9) leases or subleases granted to other Persons in the Ordinary Course of Business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; and

                (10) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business.

                "Person" or "person" means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, Governmental Agency, trust or other entity.

                "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA), subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, maintained or contributed to by the Company or any Subsidiary at any time during the 5 calendar years immediately preceding the date of this Agreement.

                "Purchaser Notes" has the meaning set forth in Section 2.1(e) hereof.

                "Purchaser Warrants" has the meaning set forth in Section 2.1(e) hereof.

                "Purchasers" has the meaning set forth in the preamble hereof.

                "Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof by and among the Company and the Purchasers.

                "Related Documents" means all documents and instruments to be executed or adopted by the Company in connection herewith, including the Certificate, the certificates evidencing the Series B Shares, the Notes, the Stockholders Agreement, the Registration Rights Agreement and the Management Agreement.

                "SEC" means the Securities and Exchange Commission.

                "SEC Documents" means all reports, schedules, registration statements, forms and other documents required to be filed by the Company with the SEC.

                "Securities" means the Series B Shares, the Notes and the Conversion Shares.

                "Securities Act" means the Securities Act of 1933, as amended.

                "Senior Notes" has the meaning set forth in Section 2.1(c) hereof.

                "Sentinel" has the meaning set forth in the preamble hereof.

                "Sentinel B Purchase Price" has the meaning set forth in Section 2.1(a) hereof.

                "Sentinel B Shares" has the meaning set forth in Section 2.1(a) hereof.

                "Sentinel Purchase Price" has the meaning set forth in Section 2.1(a) hereof.

                "Series A Amendment" has the meaning set forth in Section 4.9 hereof.

                "Series A-1 Preferred Stock" has the meaning set forth in
Section 4.3 hereof.

                "Series A-2 Preferred Stock" has the meaning set forth in
Section 4.3 hereof.

                "Series B Preferred Stock" has the meaning set forth in the recitals hereof.

                "Series B Shares" has the meaning set forth in Section 2.2 hereof.

                "Slack" has the meaning set forth in the preamble hereof.

                "Slack B Purchase Price" has the meaning set forth in Section 2.1(f) hereof.

                "Slack B Shares" has the meaning set forth in Section 2.1(f) hereof.

                "Slack Note" has the meaning set forth in Section 2.1(f) hereof.

                "Slack Purchase Price" has the meaning set forth in Section 2.1(f) hereof.

                "Stockholders Agreement" means the Stockholders Agreement dated as of the date hereof by and among the Company, the Purchasers and certain other parties thereto.

                "Stock Option Plan" means any capital stock plan adopted by the Company for the benefit of the Company's officers, employees, consultants, agents or directors which has been or is approved by the Board of Directors including the Company's 2002 Stock Option Plan.

                "Subsequent B Purchase Price" has the meaning set forth in
Section 2.2 hereof.

                "Subsequent B Shares" has the meaning set forth in Section 2.2 hereof.

                "Subsequent Closing" has the meaning set forth in Section 3.2 hereof.

                "Subsequent Closing Date" has the meaning set forth in Section
3.2 hereof.

                "Subsequent Note(s)" has the meaning set forth in Section 2.2 hereof.

                "Subsequent Purchase Price" has the meaning set forth in Section
2.2 hereof.

                "Subsidiary" means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, limited liability company, association or other business entity gains or losses, or is or controls the manager, managing member, managing director or general partner of such partnership, limited liability company, association or other business entity.

                "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                (b) The words "herein", "hereof" and "hereunder" and words of similar import shall, unless otherwise stated, refer to this Agreement as a whole (including all schedules and exhibits) and not to any particular article, section or other subdivision of this Agreement, (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, and (iv) the word "or" shall not be exclusive.

                "Usdan" has the meaning set forth in the preamble hereof.

                "Usdan B Shares" has the meaning set forth in Section 2.1(e) hereof.

                "Usdan Cash Purchase Price" has the meaning set forth in Section 2.1(e) hereof.

                "Usdan New Note" has the meaning set forth in Section 2.1(e) hereof.

                "Usdan Notes" has the meaning set forth in Section 2.1(e) hereof.

                "Usdan Series B Cash Purchase Price" has the meaning set forth in Section 2.1(e) hereof.

                "Usdan Warrants" has the meaning set forth in Section 2.1(e) hereof.

                "Warrants" has the meaning set forth in Section 2.1(c) hereof.

                                   ARTICLE II
                 ISSUANCE AND SALE OF PREFERRED STOCK AND NOTES

        2.1 INITIAL CLOSING. On the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue and sell to:

                (a) Sentinel, and Sentinel shall purchase from the Company, in the aggregate, 55,386 shares of Series B Preferred Stock (the "Sentinel B Shares"), for an aggregate purchase price of $5,538,600 (the "Sentinel B Purchase Price"), and a Note having a principal amount of $6,461,700 (the "Sentinel Note"), for an aggregate purchase price of $6,461,700 (together with the Sentinel B Purchase Price, the "Sentinel Purchase Price").

                (b) Fitzpatrick, and Fitzpatrick shall purchase from the Company, in the aggregate, 1,152 shares of Series B Preferred Stock (the "Fitzpatrick B Shares"), for an aggregate purchase price of $115,200 (the "Fitzpatrick B Purchase Price"), and a Note having a principal amount of $134,400 (the "Fitzpatrick Note"), for an aggregate purchase price of $134,400 (together with the Fitzpatrick B Purchase Price, the "Fitzpatrick Purchase Price").

                (c) GE, and GE shall purchase from the Company, in the aggregate, 5,644 shares of Series B Preferred Stock (the "GE B Shares"), in exchange for $564,430.00 of principal and accrued interest to date of the Company's fifteen percent (15%) senior subordinated convertible promissory notes

("Senior Notes") issued in GE's name (the "GE Notes"), plus warrants of the Company ("Warrants") representing the right to acquire 5,286,489 shares of Common Stock (the "GE Warrants") issued in GE's name.

                (d) Midwest, and Midwest shall purchase from the Company, in the aggregate, 5,644 shares of Series B Preferred Stock (the "Midwest B Shares"), in exchange for $564,430.00 of principal and accrued interest to date of the Senior Notes issued in Midwest's name (the "Midwest Notes"), plus Warrants representing the right to acquire 5,286,489 shares of Common Stock (the "Midwest Warrants") issued in Midwest's name.

                (e) Usdan, and Usdan shall purchase from the Company, (i) in the aggregate, 8,022 shares of Series B Preferred Stock (the "Usdan B Shares"), in exchange for $12,000 cash (such cash, the "Usdan Series B Cash Purchase Price"), $790,203.00 of principal and accrued interest to date of the Company's Senior Notes issued in Usdan's name (the "Usdan Notes," and, together with the GE Notes and the Midwest Notes, the "Purchaser Notes"), plus Warrants representing the right to acquire 7,401,084 shares of Common Stock (the "Usdan Warrants," and, together with the GE Warrants and the Midwest Warrants, the "Purchaser Warrants") issued in Usdan's name, and (ii) a Note having a principal amount of $14,000 (the "Usdan New Note"), for an aggregate purchase price of $14,000 (together with the Usdan Series B Cash Purchase Price, the "Usdan Cash Purchase Price").

                (f) Slack, and Slack shall purchase from the Company, in the aggregate, 462 shares of Series B Preferred Stock (the "Slack B Shares"), for an aggregate purchase price of $46,200 (the "Slack B Purchase Price"), and a Note having a principal amount of $53,900 (the "Slack Note"), for an aggregate purchase price of $53,900 (together with the Slack B Purchase Price, the "Slack Purchase Price").

        2.2 SUBSEQUENT CLOSING. On the terms and subject to the conditions of this Agreement, at the Subsequent Closing, the Company shall issue and sell to Sentinel and the Additional Purchasers, if any, and Sentinel and the Additional Purchasers, if any, shall purchase from the Company, in the aggregate, 2,880 shares of Series B Preferred Stock (the "Subsequent B Shares" and, together with the Sentinel B Shares, the Fitzpatrick B Shares, the GE B Shares, the Midwest B Shares, the Usdan B Shares and the Slack B Shares, the "Series B Shares"), for an aggregate purchase price of $288,000 (the "Subsequent B Purchase Price"), and a Note or Notes having an aggregate principal amount of $336,000 (the "Subsequent Note(s)"), for an aggregate purchase price of $336,000 (together with the Subsequent B Purchase Price, the "Subsequent Purchase Price"). The Subsequent B Shares and Subsequent Notes shall be sold on the same terms as the Series B Shares and Notes sold at the Closing. "Additional Purchasers" shall be such Persons, who shall be reasonably acceptable to the Company and Sentinel, who execute and deliver to the Company a counterpart of this Agreement, a joinder to the Stockholders Agreement and a joinder to the Registration Agreement, and purchase Subsequent B Shares and Subsequent Notes on the Subsequent Closing Date. Each Additional Purchaser shall purchase such number of Subsequent B Shares and a Subsequent Note in such principal amount as agreed to by such Additional Purchaser and Sentinel. Sentinel shall purchase all Subsequent B Shares which the Additional Purchasers, if any, do not purchase. Sentinel shall purchase a Subsequent Note having a principal amount equal to $336,000 minus the aggregate principal amount of the Subsequent Notes, if any, purchased by the Additional Purchasers, if any. Each Additional Purchaser shall be deemed a "Purchaser" hereunder. The respective amounts of Subsequent B Shares and Subsequent Notes purchased by Sentinel and each Additional Purchaser, if any, shall be set forth on a Schedule of Subsequent Purchase and shall be attached hereto on the Subsequent Closing Date.

                                  ARTICLE III
                           CLOSING; SUBSEQUENT CLOSING

        3.1 CLOSING. Subject to the satisfaction or waiver of the closing conditions for the Closing set forth in Article VI, the closing of the transactions contemplated by Section 2.1 above (the "Closing") shall take place at Haynes and Boone, LLP, 1000 Louisiana Street, Suite 4300, Houston, TX 77002 on the date hereof (the "Closing Date").

        3.2 SUBSEQUENT CLOSING. The closing of the transactions contemplated by Section 2.2 above (the "Subsequent Closing") shall take place at Haynes and Boone, LLP, 1000 Louisiana Street, Suite 4300, Houston, TX 77002 on September 30, 2003, or such earlier date as is mutually acceptable to the Company and Sentinel (the "Subsequent Closing Date").

        3.3     PAYMENT FOR AND DELIVERY OF SERIES B SHARES AND NOTES AT
CLOSING.

                (a) At the Closing, the Company shall issue and deliver to Sentinel (i) a stock certificate duly executed and registered in the name of Sentinel evidencing ownership of the number of Sentinel B Shares to be purchased by Sentinel at the Closing, and (ii) the Sentinel Note duly executed and registered in the name of Sentinel, against payment by Sentinel of the Sentinel Purchase Price by wire transfer of immediately-available funds to the account designated by the Company in writing.

                (b) At the Closing, the Company shall issue and deliver to Fitzpatrick (i) a stock certificate duly executed and registered in the name of Fitzpatrick evidencing ownership of the number of Fitzpatrick B Shares to be purchased by Fitzpatrick at the Closing, and (ii) the Fitzpatrick Note duly executed and registered in the name of Fitzpatrick, against payment by Fitzpatrick of the Fitzpatrick Purchase Price by wire transfer of immediately-available funds to the account designated by the Company in writing.

                (c) At the Closing, the Company shall issue and deliver to Slack (i) a stock certificate duly executed and registered in the name of Slack evidencing ownership of the number of Slack B Shares to be purchased by Slack at the Closing, and (ii) the Slack Note duly executed and registered in the name of Slack, against payment by Slack of the Slack Purchase Price by wire transfer of immediately-available funds to the account designated by the Company in writing.

                (d) At the Closing, the Company shall issue and deliver to GE a stock certificate duly executed and registered in the name of GE evidencing ownership of the number of GE B Shares to be purchased by GE at the Closing against delivery by GE of the original GE Notes and GE Warrants together with any instruments of assignment thereof reasonably requested by the Company transferring ownership of such securities back to the Company.

                (e) At the Closing, the Company shall issue and deliver to Midwest a stock certificate duly executed and registered in the name of Midwest evidencing ownership of the number of Midwest B Shares to be purchased by Midwest at the Closing against delivery by Midwest of the original Midwest Notes and Midwest Warrants together with any instruments of assignment thereof reasonably requested by the Company transferring ownership of such securities back to the Company.

                (f) At the Closing, the Company shall issue and deliver to Usdan (i) a stock certificate duly executed and registered in the name of Usdan evidencing ownership of the number of Usdan B Shares to be purchased by Usdan at the Closing, and (ii) the Usdan New Note duly executed and registered in the name of Usdan, against (x) payment by Usdan of the Usdan Cash Purchase Price by wire transfer of immediately-available funds to the account designated by the Company in writing, and (y) delivery by Usdan of the original Usdan Notes and Usdan Warrants together with any instruments of assignment thereof reasonably requested by the Company transferring ownership of such securities back to the Company.

        3.4 PAYMENT FOR AND DELIVERY OF SERIES B SHARES AND NOTES AT SUBSEQUENT CLOSING.

                (a) At the Subsequent Closing, the Company shall issue and deliver to Sentinel (i) a stock certificate duly executed and registered in the name of Sentinel evidencing ownership of the number of Subsequent B Shares to be purchased by Sentinel at the Subsequent Closing, and (ii) the Subsequent Note to be purchased by Sentinel at the Subsequent Closing duly executed and registered in the name of Sentinel, against payment by Sentinel of the applicable purchase price by wire transfer of immediately-available funds to the account designated by the Company in writing.

                (b) At the Subsequent Closing, the Company shall issue and deliver to each Additional Purchaser, if any, (i) a stock certificate duly executed and registered in the name of such Additional Purchaser evidencing ownership of the number of Subsequent B Shares to be purchased by such Additional Purchaser at the Subsequent Closing, and (ii) the Subsequent Note to be purchased by such Additional Purchaser at the Subsequent Closing duly executed and registered in the name of Sentinel, against payment by such Additional Purchaser of the applicable purchase price by wire transfer of immediately-available funds to the account designated by the Company in writing.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                As a material inducement to the Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to the Purchasers as follows:

        4.1 EXISTENCE; QUALIFICATION; SUBSIDIARIES. Each of the Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of its applicable jurisdictions of organization and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated. The copies of the Certificate of Incorporation and By-laws of the Company and all amendments thereto are attached hereto as Exhibit C, and are true, correct and complete copies of such documents. Each of the Company and each Subsidiary is licensed or qualified as a foreign corporation or company and is in good standing in all jurisdictions where it is required to be so licensed or qualified except where failure to be licensed or qualified would not have Material Adverse Effect. Schedule 4.1 lists all Subsidiaries and their respective jurisdictions of incorporation or organization. Except as set forth on Schedule 4.1, the Company has no Subsidiaries and owns no capital stock or other securities of, and has not made any other investment in, any other entity. All of the issued shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens other than Liens securing the Indebtedness represented by the Credit Agreement.

        4.2 AUTHORIZATION, NONCONTRAVENTION AND ENFORCEABILITY; ISSUANCE OF SHARES.

                (a) The Company has full power and authority and has taken all required corporate and other action necessary to permit it to execute and deliver this Agreement and the Related Documents and to carry out the terms hereof and thereof and to issue and deliver the Securities, and none of such actions will (i) violate or conflict with any provision of the Certificate of Incorporation of the Company, the By-laws of the Company or of any applicable law, regulation, order, judgment or decree or rule of the stock exchange where the Common Stock is listed, or (ii) except as set forth on
Schedule 4.2, result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any agreement, instrument or understanding to which the Company is a party or by which it is bound. This Agreement and the Related Documents each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally (collectively "Creditors Rights Laws") and except as rights to indemnity thereunder may be limited by applicable federal or state laws.

                (b) The Series B Shares, when issued and delivered in accordance with this Agreement, and following the filing of the Authorized Share Amendment, the Conversion Shares, when issued upon conversion of the Series B Shares, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any and all Liens (other than any restrictions on transfer under state and/or federal securities laws, this Agreement and the Related Documents). The Notes, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, and will be free of any and all Liens (other than any restrictions on transfer under state and/or federal securities laws, this Agreement and the Related Documents). Following the filing of the Authorized Share Amendment, the Conversion Shares will be duly reserved for issuance upon conversion of the Series B Shares. The issuance and delivery of the Securities is not subject to any preemptive right, right of first refusal, antidilution provision or other similar right in favor of any Person which has not been waived.

        4.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of: 100,000,000 shares of Common Stock; 1,000,000 shares of Class B Nonvoting Common Stock, par value $.000001 per share; and 1,000,000 shares of Preferred Stock, par value $.000001 per share, which Preferred Stock consists of 214,000 shares of Series A-1 Convertible Preferred Stock ("Series A-1 Preferred Stock"), 62,000 shares of Series A-2 Convertible Preferred Stock ("Series A-2 Preferred Stock"), and 80,000 shares of Series B Preferred Stock. As of the date hereof, and following the consummation of the transactions contemplated herein, the Company's equity capitalization is set forth on Schedule 4.3, and except as set forth on Schedule 4.3 there will be no outstanding capital stock of the Company. At the time of the Closing, all of the outstanding capital stock will be validly issued, fully paid and nonassessable and will have been issued in compliance with all applicable securities laws (including the provisions of the Securities Act and the rules and regulations promulgated thereunder). Except as set forth on Schedule 4.3, neither the Company nor any of its Subsidiaries has granted or issued any options, convertible securities, warrants, calls, pledges, phantom stock, stock appreciation rights, transfer restrictions (except restrictions imposed by federal and state securities laws), Liens, rights of first offer, rights of first refusal, antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of the Company. As of the date hereof there have been no dividends declared or otherwise accrued with respect to any of the Company's capital stock.

        4.4     PRIVATE SALE; VOTING AGREEMENTS.

                (a) The Company has not violated any applicable federal or state securities laws in connection with the offer sale and issuance of any of its capital stock. Assuming the accuracy of the Purchasers' representations contained herein, none of the offer, sale or issuance of the Securities requires registration under the Securities Act or any state securities laws.

                (b)     To the Company's knowledge, except as set forth on
Schedule 4.4, there are no agreements obligating any of its stockholders to vote as directed by another Person or any proxies granted by any stockholder other than proxies submitted in connection with the Company's meetings of shareholders.

        4.5     SEC REPORTS; FINANCIAL STATEMENTS.

                (a) The Company has filed all SEC Documents required to be filed as of the date hereof. Other than as set forth on Schedule 4.5, the SEC Documents (i) were filed on a timely basis, (ii) were prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Documents or necessary in order to make the statements in such SEC Documents, in the light of the circumstances under which they were made, not misleading.

                (b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Documents and the financial statements (including any notes thereto) required to be delivered to Sentinel by the Company pursuant to Section 6.1(u)(iv) (collectively, the "Financial Statements") complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and each fairly presented in all material respects (subject to, in the case of the unaudited statements, normal, recurring audit adjustments, none of which are material) the consolidated financial position, results of operations, stockholders' equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. As of the dates of the Financial Statements, the Company had no material obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due), which was not reflected or reserved against in the balance sheets or the notes thereto which are part of the Financial Statements, except for those incurred in the Ordinary Course of Business.

        4.6 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 4.6, since the Audit Date, neither the Company nor any Subsidiary has:

                (a) incurred any liabilities other than current liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business and for individual amounts not greater than $25,000;

                (b) paid, discharged or satisfied any claim, Lien or liability, other than any claim, Lien or liability (A) reflected or reserved against on the balance sheet contained in the Financial Statements as of the Audit Date (the "Current Balance Sheet") and paid, discharged or satisfied in the Ordinary Course of Business or (B) incurred since the Audit Date and paid, discharged or satisfied, in each case in the Ordinary Course of Business;

                (c) sold, leased, assigned or otherwise transferred any of its assets, tangible or intangible (other than sales of inventory in the Ordinary Course of Business and use of supplies in the Ordinary Course of Business);

                (d) permitted any of its assets, tangible or intangible, to become subject to any Lien (other than any Permitted Lien);

                (e) written off as uncollectible any accounts receivable not fully reserved as of the Audit Date other than (i) in the Ordinary Course of Business, or (ii) for an aggregate amount not greater than $50,000;

                (f) terminated or amended or suffered the termination or amendment of, other than in the Ordinary Course of Business, or failed to perform in all material respects all of its obligations or suffered or permitted any material default to exist under, any material agreement, license or permit;

                (g) suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $25,000;

                (h) made any loan (other than intercompany advances) to any other Person (other than advances to employees in the Ordinary Course of Business which do not exceed $10,000 individually or $25,000 in the aggregate);

                (i) canceled, waived or released any debt, claim or right in an amount or having a value exceeding $10,000;

                (j) other than a Permitted Affiliate Transaction, paid any amount to or entered into any agreement, arrangement or transaction with any Affiliate (including its officers, directors and employees) outside the Ordinary Course of Business and which was not approved by a majority of the Company's disinterested directors;

                (k) declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

                (l) other than in the Ordinary Course of Business, granted any increase in the compensation of any officer or made any other favorable change in employment terms of any officer;

                (m) made any change in any method of accounting or accounting practice;

                (n) suffered or caused any other occurrence, event or transaction which, individually or together with each other occurrence, event or transaction, has had or could reasonably be expected to have a Material Adverse Effect; or

                (o) agreed, in writing or otherwise, to any of the foregoing.

        4.7 LITIGATION. Except as set forth on Schedule 4.7, as of the date of this Agreement, no claim, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any officer or director thereof or the Company's and the Subsidiaries' business which if decided adversely to any such Person could result in a material liability of the Company or a Subsidiary.

        4.8 LICENSES, COMPLIANCE WITH LAW, OTHER AGREEMENTS, ETC. The Company and each Subsidiary have all material franchises, permits, licenses and other rights to allow it to conduct its business and is not in violation in any material respects of any order or decree of any court, or of any law, order or regulation of any Governmental Agency, or of the provisions of any contract or agreement to which it is a party or by which it is bound, and neither this Agreement nor the Related Documents nor the transactions contemplated hereby or thereby will result in any such violation. The Company and each Subsidiary's businesses have been conducted in material compliance with all applicable federal, state and local laws, ordinances, rules and regulations.

        4.9 THIRD-PARTY APPROVALS. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, except as set forth on Schedule 4.9, the Company is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party (including under any state securities or "blue sky" laws) in connection with the execution and delivery of this Agreement or the Related Documents, or the consummation of the transactions contemplated hereby or thereby to occur on the Closing Date, except for (a) filings on Form D under the Securities Act, (b) the filing with the Secretary of State of Delaware of a certificate of amendment to the certificate of incorporation of the Company which increases the number of authorized shares of the Common Stock of the Company to a total of 250,000,000 (the "Authorized Share Amendment"), and (c) the filing with the Secretary of State of Delaware of a certificate of amendment to the certificate of incorporation of the Company which amends the terms of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock as set forth on Exhibit D (the "Series A Amendment").

        4.10 DISCLOSURE. This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to the Purchasers by the Company and its Subsidiaries in connection with the transactions contemplated under this Agreement, do not contain any untrue statement of a material fact or, as supplemented by the SEC Documents filed by the Company in the past 12 months, omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

        4.11 TANGIBLE ASSETS. Except as set forth on Schedule 4.11, (i) the Company and its Subsidiaries own or lease all tangible assets used or reasonably necessary in connection with the conduct of its business, and (ii) all material tangible assets are free from any Liens (other than Permitted Liens), are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets are subject, are in good operating condition and repair in all material respects (subject to normal wear and tear) and are suitable in all material respects for the purposes for which such assets are used or proposed to be used.

        4.12 INVENTORY; ACCOUNTS RECEIVABLE. All inventory of the Company and its Subsidiaries, whether reflected on the Current Balance Sheet or otherwise, consists of a quality and quantity usable or salable in the Ordinary Course of Business, subject to the reserves set forth on the Current Balance Sheet and subject to normal rates of defect or obsolescence not inconsistent with the Company's historical experience. All accounts receivable of the Company and its Subsidiaries, whether reflected on the Current Balance Sheet or otherwise, are valid receivables collectible in the Ordinary Course of Business subject to the reserves set forth on the Current Balance Sheet.

        4.13 OWNED REAL PROPERTY. Schedule 4.13 sets forth the address and description of each parcel of real property owned by the Company or any of its Subsidiaries (the "Owned Property"). The Company or its applicable Subsidiary has good and marketable fee simple title in and to all of the Owned Property, subject to no Liens, encroachments, claims, leases, rights of possession or other defects in title, except (i) Liens for Taxes not yet due and payable, (ii) covenants, conditions and restrictions of record and minor title defects none of which individually or collectively could reasonably be expected to interfere with the Company's business as presently conducted or as planned to be conducted and (iii) as described on Schedule 4.13. Other than the Company and its Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Owned Property. The Owned Property is in good condition and repair and is sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted. The Owned Property and all buildings and improvements located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Owned Property have been obtained, are in full force and effect and have not been violated, except where the failure to obtain, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Owned Property. All improvements located on the Owned Property have direct access to a public road adjoining such Owned Property. No such improvements or accessways encroach on land not included in the Owned Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Owned Property, except for those that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Company or any of its Subsidiaries, any threatened condemnation proceeding affecting any portion of the Owned Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Property or any portion thereof or interest therein.

        4.14 REAL PROPERTY LEASES. Schedule 4.14 sets forth the address and description of each parcel of real property leased by the Company or any of its Subsidiaries (the "Leased Property"). Except as set forth on Schedule 4.14, other than the Company and the Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Leased Property. The Leased Property is in good condition and repair and is sufficient and appropriate for the conduct of the business of the Company and the Subsidiaries as currently conducted. Except as set forth on Schedule 4.14, there exists no material event of default (nor, to the Company's knowledge, any event which with notice or lapse of time would constitute an event of default) with respect to the Company, any Subsidiary and, to the Company's knowledge, with respect to any other party thereto under any agreement pursuant to which the Company is the lessee or lessor of any real property, and all such agreements are in full force and effect.

        4.15    CONTRACTS AND COMMITMENTS.

                (a) Except as expressly contemplated by this Agreement or as set forth on Schedule 4.15 attached hereto, the Company is not a party to or bound by any written or oral:

                        (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to its current or former directors, officers or employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

                        (ii) collective bargaining agreement or any other contract with any labor union, or severance agreements with executives;

                        (iii) management agreement or contract for the employment of any executive officer, including regional dental directors and regional operations directors, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (C) otherwise restricting its ability to terminate the employment of any employee at anytime for any lawful reason or for no reason without penalty or liability;

                        (iv) contract or agreement involving any Governmental Agency involving more than $25,000 other than in the Ordinary Course of Business;

                        (v) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any letter of credit arrangements;

                        (vi) guarantee, other than endorsements made for collection in the Ordinary Course of Business consistent with past custom and practice;

                        (vii)   lease or agreement under which the Company is
        (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $10,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

                        (viii) contract or group of related contracts with the same party or group of Affiliated parties for the purchase or sale of raw materials, commodities, supplies, products, equipment or other personal property or services under which the undelivered balance since the Audit Date of such products and services has a selling price in excess of $50,000;

                        (ix) contract relating to the marketing, advertising or promotion of its products or services involving more than $25,000;

                        (x) agreement under which it has granted any Person any registration rights (including demand and piggyback registration rights);

                        (xi) agreements relating to the ownership of, investments in or loans and advances to any Person, including investments in joint ventures and minority equity investments;

                        (xii) license, royalty, indemnification or other agreement with respect to any intangible property (including any Intellectual Property), including any agreements that prohibit or limit the ability of the Company to use or disclose any Intellectual Property or to engage in any line of business, or to compete with any Person or to carry on its business or any other business anywhere in the world other than in the Ordinary Course of Business;

                        (xiii) broker, agent, sales representative, sales or distribution agreement other than in the Ordinary Course of Business;

                        (xiv) power of attorney or other similar agreement or grant of agency;

                        (xv) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, including any nondisclosure or confidentiality agreements; or

                        (xvi) other agreement which involves a consideration in excess of $50,000 annually, other than in the Ordinary Course of Business.

                (b) The Company has delivered or made available to Sentinel a correct and complete copy (as amended to date) of each contract, agreement, and instrument set forth on Schedule 4.15 (collectively, the "Material Contracts"). With respect to each Material Contract: (i) such Material Contract is legal, valid and binding, enforceable against the Company in accordance with its terms (except to the extent required by Creditors Rights Laws), and in full force and effect; (ii) such Material Contract will continue to be legal, valid and binding, enforceable against the Company in accordance with the terms (except to the extent required by Creditors Rights Laws), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) to the Company's knowledge no party to such Material Contract is in breach or default of the terms thereof, and to the Company's knowledge no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Material Contract; and (iv) no party to such Material Contract has repudiated any provision thereof.

                (c) Except as specifically set forth on Schedule 4.15, the Company is not a party to any contract, agreement, instrument or understanding that contains a "change in control," "potential change in control," or similar provision, in each case, that would be triggered by the transactions contemplated hereunder.

        4.16    INTELLECTUAL PROPERTY.

                (a) Schedule 4.16(a) sets forth a true, complete and correct list of all of the following that are owned or used by the Company in the conduct of its business:

                        (i) patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property;

                        (ii) material unregistered trademarks, material unregistered service marks, trade names and corporate names;

                        (iii) material unregistered copyrights, excluding copyrights relating to business records maintained in the Ordinary Course of Business; and

                        (iv)    any other material Intellectual Property.

                (b) Schedule 4.16(b) sets forth a true, complete and correct list of material Intellectual Property that the Company has licensed from or to a third party, along with a list of all such licenses.

                (c)     Except as set forth on Schedule 4.16(c):

                        (i) the Company owns and possesses all right, title, and interest in and to, or has a valid and enforceable written license to use, all of the Intellectual Property set forth on Schedule 4.16(a) and all other material Intellectual Property necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted (collectively, the "Company Intellectual Property");

                        (ii) the Company Intellectual Property is not subject to any Liens (other than Permitted Liens), and is not subject to any restrictions or limitations regarding use or disclosure;

                        (iii) the Company has not infringed or misappropriated or otherwise violated, and the operation of the business, will not infringe, misappropriate or otherwise violate any material Intellectual Property of any third party. To the knowledge of the Company, the Company has not been threatened with any of the foregoing and is not aware of any facts which indicate a likelihood of any of the foregoing. The Company has not received any notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third party);

                        (iv) the Company has taken commercially reasonable actions to maintain and protect all of the Company Intellectual Property so as not to adversely affect the ownership, validity or enforceability thereof;

                        (v) immediately subsequent to the Closing, the Company Intellectual Property will be owned by or available for use by the Company on terms and conditions identical to those under which the Company owned or used the Company Intellectual Property immediately prior to the Closing;

                        (vi) no material claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently outstanding, or, to the knowledge of the Company, is threatened, and there are no grounds for the same;

                        (vii) no loss or expiration of any of the Company Intellectual Property is threatened, pending or reasonably foreseeable, except for patents and copyrights expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including a failure by the Company to pay any required maintenance fees); and

                        (viii) to the knowledge of the Company, no third party has infringed or misappropriated any of the Company Intellectual Property owned by the Company and the Company is not aware of any facts that indicate a likelihood of any of the foregoing.

        4.17 EMPLOYEES. Since the Audit Date, no key employees and no group of employees has terminated, or to the knowledge of the Company plans to terminate, employment with the Company or any Subsidiary, as applicable. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike, material grievance, material claim of unfair labor practice or other collective bargaining dispute. To the knowledge of the Company there is no organizational effort being made or threatened by or on behalf of any labor union with respect to its employees. To the Company's knowledge, the Company has not committed any unfair labor practice or materially violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals. Schedule 4.17 describes each loan or other extension of credit made by the Company or any of its Subsidiaries to or for the account of any director, executive officer or employee of the Company or any of its Subsidiaries in excess of $5,000.

        4.18 ERISA; EMPLOYEE BENEFITS. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has timely filed for a favorable determination letter from the Internal Revenue Service and no event has occurred since the date of the last determination letter that could reasonably be expected to materially adversely affect the qualified status of such Plan. Each Plan is in full force and effect and has been administered in accordance with its terms and is and has been, and each plan administrator and fiduciary of a Plan is acting and has been acting, in compliance with all applicable requirements of the Code and ERISA (including the funding, reporting and disclosure and prohibited transaction provisions thereof) and other applicable laws, regulations and rulings in connection with each such Plan. No Plan has been terminated or partially terminated. The Company has no Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. The Company or one of its Subsidiaries has made, accrued or provided for all contributions required under each Plan. To the knowledge of the Company, no event has occurred or is reasonably expected to occur with respect to any employee pension benefit plan of the Company or any member of the Company's controlled group (within the meaning of Section 414 of the Code), which could reasonably be expected to directly or indirectly result in any material liability (other than liability arising in the Ordinary Course of Business) to the Company or any member of its controlled group pursuant to Title IV of ERISA or Section 412 of the Code. No Plan has incurred an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA.

        4.19    ENVIRONMENT, HEALTH AND SAFETY.

                (a) The Company (as used in this Section 4.19, Company shall include the Company's Subsidiaries) has complied and is in compliance in all material respects with all Environmental and Safety Requirements that are applicable to the Company's business;

                (b) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any hazardous substance) or owned, occupied or operated any facility or property (and no such property or facility is contaminated by any such substance) in a manner that has given or could give rise to any material liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to any Environmental and Safety Requirements;

                (c) The Company has not received any written notice, report or other information regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities and arising under Environmental and Safety Requirements; and

                (d) Other than pursuant to publicly announced acquisitions, the Company has not, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

        4.20 TRANSACTIONS WITH AFFILIATES. Except as specifically set forth on Schedule 4.15 and for Permitted Affiliate Transactions, neither the Company nor any Subsidiary is party to any agreement, arrangement or transaction with any Affiliate.

        4.21    TAXES. EXCEPT AS SET FORTH ON SCHEDULE 4.21:

                (a) each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing;

                (b) all such Tax Returns are true, correct and complete in all respects;

                (c) none of the Company and its Subsidiaries (A) has been a member of an Affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                (d) each of the Company and its Subsidiaries has withheld and paid in all material respects all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; and

                (e) there is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of such authority and which is material to the Company and its Subsidiaries taken as a whole.

        4.22 INVESTMENT COMPANY. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        4.23 CERTAIN FEES. Other than any fees or expenses to be paid in accordance with Section 10.5 and other than fees to be paid to Burnham Securities Inc. (which are set forth on Schedule 4.23), no fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                Each Purchaser hereby, severally and not jointly, represents and warrants to the Company as follows:

        5.1 AUTHORIZATION AND ENFORCEABILITY. Such Purchaser has full power and authority and has taken all action necessary to permit it to execute and deliver this Agreement and the other documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof. This Agreement and such other documents and instruments each constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and except as rights to indemnity thereunder may be limited by applicable federal securities laws.

        5.2 GOVERNMENT APPROVALS. Such Purchaser is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby (other than Midwest's obligations to file certain notices with the U.S. Small Business Administration), except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made.

        5.3 INVESTMENT INTENT OF SUCH PURCHASER. Such Purchaser is acquiring the Securities for its own account, with no present intention of selling or otherwise distributing the same to the public.

        5.4 STATUS OF SECURITIES. Such Purchaser has been informed by the Company that the Securities have not been and will not be registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

        5.5 SOPHISTICATION AND FINANCIAL CONDITION OF SUCH PURCHASER. Such Purchaser represents and warrants to the Company that it is an "Accredited Investor" as defined in Regulation D under the Securities Act and that it considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Securities. Such Purchaser has been given access to such information regarding the Company and its Subsidiaries as it has requested and has had the opportunity to obtain additional information as desired and to ask questions and has received answers regarding such information in order to evaluate the merits and the risks inherent in holding the Securities. The facts set forth in the preceding sentence, shall not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto, nor shall it affect the Company's indemnification obligations arising under Article IX hereof.

        5.6     STOCKHOLDERS AGREEMENT.

        Such Purchaser has been informed by the Company and hereby agrees that the (i) Series B Shares and Conversion Shares may be transferred only in accordance with the terms set forth in the Stockholders Agreement and are otherwise subject to the Stockholders Agreement, and (ii) the Notes may be transferred only in accordance with the terms set forth in the Notes.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

        6.1 CONDITIONS TO OBLIGATIONS OF THE PURCHASERS AT CLOSING. The obligation of the Purchasers to purchase the Series B Shares and the Notes to be purchased at the Closing in accordance with Section 3.3 shall be subject to the satisfaction or waiver by the Purchasers of the following conditions precedent on or prior to the Closing Date:

                (a) the Certificate shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect as of the Closing Date and shall not have been modified in any manner;

                (b) as of the Closing Date the representations and warranties made by the Company in Article IV hereof and in any Related Document shall be true and correct in all respects to the extent they are qualified by materiality or Material Adverse Effect, and to the extent not so qualified shall be true and correct in all material respects;

                (c) as of the Closing Date the Company shall have received all consents and approvals, including, Board of Director, governmental and material third party consents or approvals that are required to be obtained in connection with the transactions contemplated under this Agreement and the Related Documents;

                (d) David S. Lobel, Paul F. Murphy and Fitzpatrick shall have been duly nominated and elected to serve as members of the Board of Directors, effective as of the tenth day following mailing of the Information Statement to the stockholders of the Company;

                (e) the following individual shall have resigned his position on the Board of Directors, effective as of the Closing Date, Paul Kreie;

                (f) as of the Closing Date neither the Company nor any Subsidiary shall have suffered or caused to have been suffered since the Audit Date, any occurrence, event or transaction which, individually or together with each other occurrence, event or transaction, shall have had or could reasonably be expected to have had a Material Adverse Effect;

                (g) the Stockholders Agreement shall have been duly executed and delivered by the parties thereto and shall be in full force and effect;

                (h) the Registration Rights Agreement shall have been duly executed and delivered by the parties thereto and shall be in full force and effect;

                (i) the Management Agreement shall have been duly executed and delivered by the parties thereto and shall be in full force and effect;

                (j) the Company shall have entered into an employment agreement with James M. Usdan in substitution of his current employment agreement, on terms acceptable to Sentinel;

                (k) the Company shall have restructured its senior credit financing on terms acceptable to Sentinel;

                (l) the Company shall have paid the fees and expenses owed to Sentinel pursuant to Section 10.5 hereof;

                (m) the filing of the Authorized Share Amendment shall have been approved by the holders of securities entitled to cast a majority of the votes entitled to be cast at any meeting of the stockholders of the Company;

                (n) the filing of the Series A Amendment shall have been approved by the holders of at least 75% of the outstanding Series A-1 Preferred Stock and the holders of warrants to purchase at least 66-2/3% of the Series A-2 Preferred Stock issuable upon exercise of all such warrants;

                (o) the Holders of at least 75% of the outstanding Series A-1 Preferred Stock and the holders of warrants to purchase at least 66-2/3% of the Series A-2 Preferred Stock issuable upon exercise of all such warrants shall have approved the filing of the Certificate;

                (p) the Stockholders Agreement dated as of July 19, 2002, by and among the Company, Bank of America Strategic Solutions, Inc., a Delaware corporation ("BofA"), FSC Corp., a Massachusetts corporation ("FSC"), and Amsouth Bank, a national banking association ("Amsouth," and collectively with BofA and FSC, the "Sellers"), GE, Midwest and Usdan shall have been terminated;

                (q) the Company shall have agreed to purchase 49,875 Warrants from the Sellers for an aggregate purchase price of $625,000, and shall have made an initial payment of $450,000 with respect thereto;

                (r) the Registration Rights Agreement dated as of July 19, 2002, by and among the Company, the Sellers, GE, Midwest and Usdan shall have been terminated as to the Sellers, GE, Midwest and Usdan;

                (s) the Investors Agreement dated as of July 19, 2002, by and among the Company, GE, Midwest and Usdan shall have been terminated;

                (t) the Company shall have duly completed, executed and delivered to Midwest such SBA Forms and a letter agreement concerning SBA matters as Midwest may reasonably request; and

                (u) the following documents and items shall have been delivered to the Purchasers at the Closing:

                        (i) the written opinion of Haynes and Boone, LLP, counsel to the Company, dated as of the Closing Date and satisfactory in form and substance to the Purchasers;

                        (ii) certificates evidencing ownership of the Series B Shares and the Notes purchased at the Closing by the Purchasers, in each case duly executed and delivered by the Company;

                        (iii) a certificate of a duly authorized officer of the Company dated as of the Closing Date certifying that (A) the closing conditions described in Section 6.1(a) through Section 6.1(v) have been satisfied, and (B) the resolutions of the Board of Directors attached thereto (which resolutions shall have, among other things, authorized all of the transactions contemplated by this Agreement and the Related Documents, and approved this Agreement and the Related Documents (including the Certificate);

                        (iv) a copy of the unaudited consolidated financial statements of the Company and its Subsidiaries for the three-month period ended March 31, 2003 form and substance to the Purchasers in their sole discretion; and

                        (v)     such other documents relating to the
        transactions contemplated hereby as the Purchasers may reasonably request.

        6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AT CLOSING. The obligation of the Company to sell and issue the Series B Shares and the Notes to the Purchasers at the Closing in accordance with Section 3.3 shall be subject to:

                (a) the delivery by the Purchasers of the Sentinel Purchase Price, the Fitzpatrick Purchase Price, the Slack Purchase Price, the Usdan Cash Purchase Price, the Purchaser Warrants and the Purchaser Notes in accordance with Section 3.3;

                (b) as of the Closing Date, the Purchasers having received all consents and approvals, including governmental and third party consents or approvals that are required to be obtained in connection with the transactions contemplated under this Agreement and the Related Documents;

                (c) as of the Closing Date, the representations and warranties made by the Purchasers in Article V hereof being true and correct in all respects to the extent they are qualified by materiality or Material Adverse Effect, and to the extent not so qualified shall be true and correct in all material respects; and

                (d) a certificate of a duly authorized officer of each Purchaser dated as of the Closing Date certifying that the closing conditions described in Sections 6.2(b) and 6.2(c), as they pertain to such Purchaser, have been satisfied.

        6.3 CONDITIONS TO OBLIGATIONS OF SENTINEL AND THE ADDITIONAL PURCHASERS AT SUBSEQUENT CLOSING. The obligation of Sentinel and the Additional Purchasers to purchase the Subsequent B Shares and the Subsequent Notes at the Subsequent Closing in accordance with Section 3.4 shall be subject to the satisfaction or waiver by Sentinel of the following conditions precedent on or prior to the Subsequent Closing Date:

                (a) the Certificate shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect as of the Subsequent Closing Date and shall not have been modified in any manner;

                (b) as of the Subsequent Closing Date the Company shall have received all consents and approvals, including, Board of Director, governmental and material third party consents or approvals that are required to be obtained in connection with the transactions contemplated under this Agreement and the Related Documents;

                (c) four individuals designated by Sentinel shall have been duly nominated and elected to serve as members of the Board of Directors, effective prior to the Subsequent Closing Date;

                (d) as of the Subsequent Closing Date neither the Company nor any Subsidiary shall have suffered or caused to have been suffered since the Closing Date, any occurrence, event or transaction which, individually or together with each other occurrence, event or transaction, shall have had or could reasonably be expected to have had a Material Adverse Effect;

                (e) the Company shall have paid the fees and expenses owed to Sentinel pursuant to Section 10.5 hereof;

                (f) the Authorized Share Amendment shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect as of the Subsequent Closing Date and shall not have been modified in any manner;

                (g) the Series A Amendment shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect as of the Subsequent Closing Date and shall not have been modified in any manner; and

                (h) the following documents and items shall have been delivered to Sentinel and the Additional Purchasers, if any, at the Subsequent
Closing:

                        (i) certificates evidencing ownership of the Subsequent B Shares and the Subsequent Notes purchased by Sentinel and the Additional Purchasers, if any, in each case duly executed and delivered by the Company;

                        (ii) a certificate of a duly authorized officer of the Company dated as of the Subsequent Closing Date certifying that
        (A) the closing conditions described in Section 6.3(a) through Section 6.3(g) have been satisfied, and (B) the resolutions of the Board of Directors attached thereto (which resolutions shall have, among other things, authorized all of the transactions contemplated by this Agreement and the Related Documents, and approved this Agreement and the Related Documents (including the Certificate); and

                        (iii)   such other documents relating to the
        transactions contemplated hereby as Sentinel may reasonably request.

        6.4 CONDITIONS TO OBLIGATIONS OF THE COMPANY AT SUBSEQUENT CLOSING. The obligation of the Company to sell and issue the Subsequent B Shares and the Subsequent Notes to the Purchasers at the Subsequent Closing in accordance with
Section 3.4 shall be subject to:

                (a) the delivery by Sentinel and each Additional Purchaser, if any, of the applicable purchase price in accordance with Section 3.4;

                (b) as of the Closing Date, Sentinel and the Additional Purchasers, if any, having received all consents and approvals, including governmental and third party consents or approvals that are required to be obtained in connection with the transactions contemplated under this Agreement and the Related Documents;

                (c) as of the Subsequent Closing Date, the representations and warranties made by Sentinel and the Additional Purchasers, if any, in
Article V hereof being true and correct in all respects to the extent they are qualified by materiality or Material Adverse Effect, and to the extent not so qualified shall be true and correct in all material respects; and

                (d) a certificate of a duly authorized officer of Sentinel and each Additional Purchaser, if any, dated as of the Subsequent Closing Date certifying that the closing conditions described in Sections 6.4(b) and 6.4(c), as they pertain to such Purchaser, have been satisfied.

                                   ARTICLE VII
                                    COVENANTS

        7.1 REQUIRED ACTIONS. For so long as any of the Series B Shares or the Notes remain outstanding, the Company shall and, where applicable, shall cause each Subsidiary to:

                (a) maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

                (b) maintain or cause to be maintained with financially sound and reputable insurers that have a rating of "A" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), (i) public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds and in amounts customarily carried or maintained by companies of established reputation engaged in similar businesses, and (ii) unless the Board of Directors decides in exercising their fiduciary duties that such directors' and officers' liability coverage is not prudent, directors' and officers' liability insurance providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect, in each case than the directors' and officers' liability insurance maintained by the Company as of the Closing Date;

                (c) pay and discharge when due all tax liabilities, assessments and governmental charges or levies imposed upon its properties or upon the income or profits therefrom (in each case before the same become delinquent and before penalties accrue thereon), unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP, consistently applied, are being maintained by the Company;

                (d) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses; provided, that the Company may liquidate, merge out of existence or otherwise dissolve immaterial Subsidiaries;

                (e) comply with all applicable laws, rules and regulations of all Government Agencies and material contracts of the Company, the violation of which could reasonably be expected to have a Material Adverse Effect;

                (f) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP, consistently applied;

                (g) following filing of the Authorized Share Amendment with the Delaware Secretary of State, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of issuance upon conversion of the Series B Shares, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series B Shares. During the period while the Series B Shares are outstanding, the Company will at all times have authorized and reserved at least 100% of the number of Conversion Shares needed to provide for the conversion of the Series B Shares (and if there is ever an insufficient amount of Conversion Shares to provide for the conversion of the Series B Shares, the Company shall immediately take all action necessary to cause the number of Company's authorized shares of Common Stock to be sufficient to accomplish the conversion rights of the Series B Shares). All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance);

                (h) use its reasonable best efforts to at all times file all reports (including annual reports, quarterly reports and the information, documentation and other reports) required to be filed by the Company under the Exchange Act and Sections 13 and 15 of the rules and regulations adopted by the SEC thereunder, and the Company shall use its reasonable best efforts to file each of such reports on a timely basis, and take such further action as any holder or holders of Securities may reasonably request, all to the extent required to enable such holders to sell Securities pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC and to enable the Company to register securities with the SEC on Form S-3 or any similar short-form registration statement and upon the filing of each such report deliver a copy thereof to each holder of the Series B Shares.

        7.2 USE OF PROCEEDS. The proceeds from the issuance of the Series B Preferred Stock and the Notes will be used by the Company (i) to repay outstanding indebtedness (ii) to repurchase warrants, (iii) to pay the costs of the transactions contemplated by this Agreement, and (iv) for working capital and general corporate purposes.

        7.3 INFORMATION RIGHTS. The Company shall furnish to each Purchaser who holds at least 5% of the Common Stock on a fully diluted as if converted basis (and regardless to each of GE and Midwest if such Purchaser holds at least a majority of the Series B Shares such Purchaser purchased hereunder):

                (a) within 105 days after the end of each fiscal year (or, if required to be filed with the SEC sooner, then concurrently with such filing), its Form 10-K containing its audited consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PriceWaterhouseCoopers or other independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                (b) within 105 days after the end of each fiscal year (or, if required to be filed with the SEC sooner, then concurrently with such filing), its consolidated balance sheets and related statements of income, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of its Financial

Officers as presenting fairly in all material respects the results of operations of the Company on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                (c) within 60 days after the end of each of the first three fiscal quarters of each fiscal year (or, if required to be filed with the SEC sooner, then concurrently with such filing), its Form 10-Q containing its consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

                (d) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the budget and previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the results of operations of the Company on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                (e) within 30 days after the end of each month which is neither a fiscal year end nor a fiscal quarter end, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the results of operations of the Company on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                (f) by no later than December 15 of each fiscal year, a budget and business plan for the immediately succeeding fiscal year in the form approved by the Company's board of directors, in form, scope and detail satisfactory to the Purchasers and on a quarterly basis for each fiscal quarter of such succeeding fiscal year;

                (g) promptly after the same become publicly available, (to the extent not available through electronic means) copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Agency succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its stockholders generally, as the case may be;

                (h) promptly after the same are delivered to the members of the Board of Directors, copies of all business plans and other financial plans relating to the Company and/or its Subsidiaries; and

                (i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the this Agreement or any Related Document, as the Purchasers may reasonably request.

        7.4 ACCESS RIGHTS. The Company shall permit the Purchasers, their agents and representatives to have reasonable access to the management personnel, premises, contracts, books and records of the Company and its Subsidiaries upon reasonable notice during regular business hours.

        7.5 CERTAIN ACTIONS. As soon as practicable after the Closing Date but in any event by May 23, 2003, the Company shall file the preliminary Information Statement with the SEC, which shall be in a form reasonably acceptable to the Purchasers. As soon as reasonably practicable after receiving SEC approval with respect to such preliminary Information Statement, the Company shall mail the Information Statement to the stockholders of the Company. On the 10th day after mailing the Information Statement to the stockholders of the Company, the Company shall cause the change to the Board of Directors contemplated by Section 6.1(d) to take effect. Within 21 days of mailing the Information Statement to the stockholders of the Company, the Company shall cause the Authorized Share Amendment to be filed with the Delaware Secretary of State. On the day the Information Statement is mailed to the stockholders of the Company, the Company shall cause the Series A Amendment to be filed with the Secretary of State of Delaware.

                                  ARTICLE VIII
                                    SURVIVAL

        8.1 SURVIVAL. The representations and warranties of the Purchasers and the Company contained herein shall survive the Closing and expire on the date that is 90 days after the date on which the Company files with the SEC its Form 10-K for the fiscal year ending on December 31, 2003; provided, that (i) the representations and warranties made by the Company in Sections 4.1, 4.2, 4.3, 4.20, and 4.23 shall survive indefinitely, (ii) the representations and warranties made by the Company in Sections 4.18 and 4.19 shall survive until the fourth anniversary of the Closing Date, and (iii) the representations and warranties made by the Company in Section 4.21 shall survive for the duration of any applicable statute of limitations (including any extensions thereof).

                                   ARTICLE IX
                                 INDEMNIFICATION

        9.1     INDEMNIFICATION.

                (a) In consideration of the Purchasers' execution and delivery of this Agreement and acquiring the Series B Shares and the Notes hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Purchasers and all of their respective Affiliates, officers, managers, advisors, directors, employees and agents (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims (including actions, causes of action, suits and claims brought by or against Person, including stockholders of the Company on behalf of themselves and their respective subsidiaries), losses, costs, penalties, fees, liabilities and damages, and expenses (including costs of suit and all reasonable attorneys' fees and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing this Agreement) in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) or other liabilities, losses or, in the case of clauses (i) and (ii) below, diminution in value (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the breach of any representation or warranty contained in this Agreement or in any Related Document, or (ii) the breach of any promise, agreement or covenant contained in this Agreement or in any Related Document.

                (b) The Company shall reimburse the Indemnitees for the Indemnified Liabilities as such Indemnified Liabilities are incurred. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnitee or any officer, director or controlling Person of such Indemnitee and will survive the transfer of securities.

                (c) Any Person entitled to indemnification hereunder (i) will give prompt written notice to the Company of any claim with respect to which it seeks indemnification and (ii) if the Indemnified Liability arises from a third party claim, unless in such Indemnitee's reasonable judgment a conflict of interest between the Company and such Indemnitee may exist with respect to such third party claim, will permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the Indemnitee. If such defense is assumed, the Company will not be subject to any liability for any settlement made by the Indemnitee without its consent (but such consent will not be unreasonably withheld). If the Company is not entitled to, or elects not to, assume the defense of a claim hereunder, the Company will not be obligated to pay the fees and expenses of more than one counsel for all Indemnitees with respect to such claim, unless in the reasonable judgment of any Indemnitee a conflict of interest may exist between such Indemnitee and any other of such Indemnitees with respect to such claim. In such instance, the conflicting Indemnitees shall have the right to obtain one separate counsel, chosen by the majority of each separate group of conflicting Indemnitees, at the expense of the Company.

                (d) Payments by the Company pursuant to Section 9.1(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Indemnitees from any third party with respect thereto.

                (e) Notwithstanding anything to the contrary set forth herein, no Indemnitee shall be entitled to be indemnified pursuant to this
Article IX for any Indemnified Liability that arises as a result of the Indemnitee's gross negligence or willful misconduct; provided, however, that the Company shall pay the expenses incurred by any such Indemnitee hereunder, as such expenses are incurred, in connection with any proceeding in advance of the final disposition, so long as the Company receives an undertaking by such Indemnitee to repay the full amount advanced if there is a final determination that such Indemnitee failed the standards set forth above or that such Indemnitee is not entitled to indemnification as provided herein for other reasons; and provided, further, that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Indemnitee was either grossly negligent or engaged in willful misconduct.

                (f) Notwithstanding anything to the contrary set forth herein, no Purchaser shall pursue any claim for indemnification hereunder unless Sentinel agrees in writing to pursue such claim as well.

                                   ARTICLE X
                               GENERAL PROVISIONS

        10.1 PUBLIC ANNOUNCEMENTS. Neither Sentinel nor the Company shall make, or permit any agent or Affiliate to make, any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except as may be required by law or the rules of any exchange on which the Company's securities may be listed or any inter-dealer quotation system in which the Company's securities may be authorized to be quoted; provided that the Company's consent will not be necessary with respect to statements (not including the initial press release regarding the transactions contemplated herein made on or about the

Closing Date) contained in or on, as the case may be, Sentinel's and its Affiliates' marketing materials or websites, provided that Sentinel shall not mention GE, Midwest or their respective Affiliates (which shall not include the Company and its Subsidiaries for this purpose) by name without their consent.

        10.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including each subsequent holder of Series B Shares, Notes or Conversion Shares. Except as otherwise specifically provided herein, this Agreement shall not be assignable by any party without the prior written consent of the other parties hereto; provided, that the Purchasers shall be entitled to assign their rights and obligations under this Agreement to any transferee of Series B Shares or Notes without the consent of the Company so long as (i) the transfer of such Series B Shares is made in accordance with the Stockholders Agreement, and (ii) the transfer of such Notes is made in accordance with the terms of the Notes.

        10.3 ENTIRE AGREEMENT. This Agreement and the Related Documents and each other writing referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings.

        10.4 NOTICES. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

              To the Company, to:

                        Castle Dental Centers, Inc.
                        3701 Kirby Drive
                        Suite 550
                        Houston, TX 77098
                        Attention: James M. Usdan
                        Facsimile: (713) 490-8420

                        With a copy, which shall not constitute notice to the Company, to:

                        Haynes and Boone, LLP
                        1000 Louisiana Street
                        Suite 4300
                        Houston, TX  77002
                        Attention:  John W. Menke
                        Facsimile:  (713) 236-5560

              To Sentinel, to:

                        Sentinel Capital Partners
                        777 Third Avenue
                        32nd Floor
                        New York, NY 10017
                        Attention: David S. Lobel
                                   Paul F. Murphy
                        Facsimile: (212) 688-6513

                        With a copy, which shall not constitute notice to Sentinel, to:

                        Kirkland & Ellis
                        Citigroup Center
                        153 East 53rd Street
                        New York, NY  10022-4675
                        Attention: Frederick Tanne, Esq.
                        Facsimile: (212) 446-4900

              To GE, to:

                        GENERAL ELECTRIC CAPITAL CORPORATION
                        c/o Heller Healthcare Financial Services
                        500 West Monroe Street
                        Chicago, IL  60661
                        Attention:    Jay Sepanski
                        Facsimile:    (312) 441-7598

                        With a copy, which shall not constitute notice to GE, to:

                        GENERAL ELECTRIC CAPITAL CORPORATION
                        c/o Heller Healthcare Financial Services
                        2 Wisconsin Circle, 4th Floor
                        Chevy Chase, MD  20815
                        Attention:    Katherine R. Lofft, Esq.
                        Facsimile:    (301) 664-9866

              To Midwest, to:

                        Midwest Mezzanine Fund II, L.P.
                        135 South LaSalle Street, Suite 2040
                        Chicago, IL  60603
                        Attention:    Paul Kreie
                        Facsimile:    (312) 992-4595

              To Usdan, to:

                        c/o Castle Dental Centers, Inc.
                        3701 Kirby Drive, Suite 550

                        Houston, TX  77098
                        Facsimile:    (713) 490-8420

              To Slack, to:

                        c/o Castle Dental Centers, Inc.
                        3701 Kirby Drive, Suite 550
                        Houston, TX  77098
                        Facsimile:    (713) 490-8420

              To Fitzpatrick, to:

                        c/o Sentinel Capital Partners
                        777 Third Avenue
                        32nd Floor
                        New York, NY 10017
                        Attention: David S. Lobel
                                   Paul F. Murphy
                        Facsimile: (212) 688-6513

or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

        10.5    CLOSING FEE; FEES AND EXPENSES.

                (a) On the Closing Date, in consideration for the services Sentinel or its Affiliates performed in structuring and arranging the transactions contemplated by this Agreement and the Related Documents, the Company will pay to Sentinel Capital Partners, LLC (or its Affiliate) a transaction fee equal to $485,000 (the "Closing Fee"), by wire transfer of immediately available funds to an account indicated to the Company by Sentinel. In addition, on the Closing Date the Company shall reimburse Sentinel for (i) the reasonable fees and expenses of Kirkland & Ellis, Fulbright & Jaworski LLP and PriceWaterhouseCoopers LLP incurred by Sentinel in connection with the documentation, negotiation and consummation of the transactions contemplated by this Agreement and the Related Documents, and (ii) all other reasonable fees and out-of-pocket expenses incurred by Sentinel in connection with the transactions contemplated hereunder (including fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives). In addition, on the Closing Date the Company shall reimburse GE and Midwest for the reasonable fees and out-of-pocket expenses incurred by them in connection with the documentation, negotiation and consummation of the transactions contemplated by this Agreement and the Related Documents. After the Closing, the Company agrees to reimburse Sentinel, GE and Midwest for all reasonable fees and expenses (including reasonable legal fees) incurred in connection with the Subsequent Closing, and any future amendment to, waiver of or the enforcement by such Purchaser of any of its rights arising under this Agreement or any of the Related Documents. After the Closing, the Company shall reimburse those observers appointed pursuant to Section 2(e)(ii) of the Stockholders Agreement for the reasonable out-of-pocket expenses incurred by each such observer in connection with attending the meetings of the Board of Directors

        10.6 AMENDMENT AND WAIVER. No amendment or waiver of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Company, Sentinel and the holders of a majority of the Series B Shares purchased hereunder other than those purchased by Sentinel; provided, however, no amendment or waiver can be effected if, by its terms, such amendment or waiver adversely affects one Stockholder without having the same relative adverse effect on all Stockholders without the prior written consent of such adversely affected Stockholder. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

        10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

        10.8 HEADINGS. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

        10.9 SPECIFIC PERFORMANCE. The Company, on the one hand, and each Purchaser, on the other hand, acknowledges that money damages may not be a sufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to seek specific performance and injunctive relief as remedies for any such breach, these remedies being in addition to any of the remedies to which they may be entitled at law or equity.

        10.10 REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

        10.11 GOVERNING LAW. ALL ISSUES AND QUESTIONS RELATING TO THE CONSTRUCTION, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR CHOICE OF LAW OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

        10.12   WAIVER OF JURY TRIAL.

        Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

        10.13 NO THIRD PARTY BENEFICIARIES. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

        10.14 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        10.15 TIME OF THE ESSENCE; COMPUTATION OF TIME. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a non-Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

                                   * * * * *

                IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Preferred Stock and Subordinated Note Purchase Agreement as of the date first above written.

                            CASTLE DENTAL CENTERS, INC.

                            By:
                               -----------------------------------
                               Name:
                               Title:

                            SENTINEL CAPITAL PARTNERS II, L.P.
                            By   Sentinel Partners II, L.P.
                            Its: General Partner

                            By:  Sentinel Managing Company II, LLC
                            Its: General Partner

                            By:
                               -----------------------------------
                               Name:
                               Title:

                            MIDWEST MEZZANINE FUND II, L.P.

                            By:  ABN AMRO Mezzanine Management II, L.P.
                                 Its:  General Partner
                                 By:   ABN AMRO Mezzanine Management II, Inc.
                                 Its:  General Partner

                            By:
                               -----------------------------------
                                 Name:  Paul Kreie
                                 Title:  Vice President

                            GENERAL ELECTRIC CAPITAL CORPORATION

                            By:
                               -----------------------------------
                               Name:
                               Title:

                            -------------------------------------
                                  JAMES M. USDAN

                            -------------------------------------
                                  THOMAS FITZPATRICK

                            -------------------------------------
                                  JOHN M. SLACK